UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

December 17, 2020

Date of Report (Date of earliest event reported)

MICROCHIP TECHNOLOGY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-21184	86-0629024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2355 West Chandler Boulevard

Chandler, Arizona 85224-6199

(Address of principal executive offices)

(480) 792-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	MCHP	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Closing of Notes Offering and Entry into the Indenture

On December 17, 2020, Microchip Technology Incorporated, a Delaware corporation (the “Company”), issued $1.4 billion aggregate principal amount of 0.972% Senior Secured Notes due 2024 (the “Notes”) and related guarantees by the Subsidiary Guarantors (as defined below) (each such guarantee, a “Note Guarantee”) in a private offering under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The net proceeds from this offering were approximately $1,394,400,000, after deducting the initial purchasers’ discounts and commissions and the Company’s offering expenses. The Company used the net proceeds from the issuance and sale of the Notes to repay substantially all of the term loans outstanding under the Company’s Amended and Restated Credit Agreement dated as of May 29, 2018, as amended (the “Credit Agreement”), and plans to use revolving borrowings under the Credit Agreement for the payment of all related fees and expenses in connection with the offering of the Notes and to prepay the remaining term loans outstanding under the Credit Agreement.

The Notes are governed by an indenture (the “Indenture”), dated as of December 17, 2020, by and among the Company, certain subsidiaries of the Company, as guarantors (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and collateral agent (the “Collateral Agent”). The Notes mature on February 15, 2024. Interest on the Notes accrues at a rate of 0.972% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, commencing on February 15, 2021.

The Company may, at its option, redeem some or all of the Notes prior to February 15, 2024 at a price equal to the greater of (a) 100% of the principal amount of the Notes redeemed and (b) the sum of the present value of all remaining scheduled payments of principal and interest (discounted in accordance with the Indenture) that would have been due on the redeemed Notes, in each case, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company experiences a specified change of control triggering event, the Company must offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture contains covenants that, among other things, restrict the ability of the Company and/or its subsidiaries to:

•	create or incur liens and enter into sale and lease-back transactions;

•	sell or otherwise dispose of any assets constituting collateral securing the Notes; and

•	consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets, to another person.

These covenants are subject to a number of limitations and exceptions set forth in the Indenture.

The Notes are guaranteed by the Subsidiary Guarantors that have also guaranteed the obligations under the Credit Agreement and under the Company’s existing senior secured notes (the “Existing Senior Secured Notes”) and senior unsecured notes. In the future, each subsidiary of the Company that is a guarantor or other obligor of the Credit Agreement will guarantee the Notes.

The Notes and the Note Guarantees are secured, on a pari passu first lien basis with the Credit Agreement and the Existing Senior Secured Notes, by substantially all of the tangible and intangible assets (other than certain excluded assets) of the Company and the guarantors that secure obligations under the Credit Agreement and the Existing Senior Secured Notes, in each case subject to certain thresholds, exceptions and permitted liens, as set forth in a Security Agreement, dated December 17, 2020, by and among the Company, the subsidiary guarantors party thereto and the Collateral Agent (the “Security Agreement”).

The following events are considered events of default with respect to the Notes under the Indenture:

(1)	the Company’s failure to pay principal or premium, if any, on the Notes when due at maturity, upon redemption or otherwise;

(2)	the Company’s failure to pay any interest installment on the Notes for 30 days after the date when due;

(3)

the Company’s failure or the failure of any of its Subsidiary Guarantors to comply with (a) any covenant or other agreement (other than as described in clause (1) or (2) above) under the Indenture or (b) any agreement contained in the Security Agreement, an intercreditor agreement, dated May 29, 2018, by and among the Company, the Trustee and bank agent under the Credit Agreement(as may be amended or supplemented, including by joinder agreements, from time to time) or any other security documents relating to the collateral securing the Notes for a period of 60 days after receiving written notice of such failure from the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes as required by such Indenture;

(4)

a default by the Company or any of its Significant Subsidiaries (as defined in the Indenture) (or group of subsidiaries that, taken together, would constitute a Significant Subsidiary) under any mortgage, indenture or agreement in connection with borrowed money (or the payment of which is guaranteed), other than Indebtedness (as defined in the Indenture) owed to the Company or its subsidiary, if such default is due to a failure to pay principal, premium or interests on such borrowed money or such default leads to an acceleration of such repayment obligations in excess of $100.0 million;

(5)

the Company’s failure, failure of any of its Subsidiary Guarantors or a Significant Subsidiary (or group of subsidiaries that, taken together, would constitute a Significant Subsidiary) to pay final judgments for the payment of money aggregating in excess of $100.0 million, which such final judgments are not paid, discharged or stayed within 60 days of such judgment;

(6)

certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries (or group of subsidiaries that, taken together, would constitute a Significant Subsidiary);

(7)

any Note Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary (or Note Guarantees of any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) ceases to be in full force and effect other than in accordance with the terms of the Indenture or any such Subsidiary Guarantor or group of Subsidiary Guarantors denies or disaffirms its obligations under the Indenture (other than by reason of the satisfaction and discharge of the obligations under the Indenture or the release of such Note Guarantees in accordance with the terms of the Indenture); and

(8)

other than by reason of the satisfaction and discharge of the obligations under the Indenture or the release of such Note Guarantees in accordance with the terms of the Indenture, at such time that the security interest in collateral securing such series of Notes having a fair market value in excess of 5.0% of Total Assets (as defined in the Indenture) of the Company and the Subsidiary Guarantors ceases to be a valid and perfected security interest or is declared invalid or unenforceable, which such default continues for 30 days, or the Company or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) asserts in any pleading in any court of competent jurisdiction that any security interest under the Security Agreement is invalid or unenforceable.

If an event of default described in clause (6) above occurs and is continuing with respect to the Company, then the entire principal amount plus accrued and unpaid interest on the Notes will automatically become due and immediately payable without any further action or notice. If any other event of default with respect to the Notes under the Indenture occurs and is continuing, then either the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare the entire principal amount plus accrued and unpaid interest of the outstanding Notes due and immediately payable.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture, the Form of 0.972% Senior Secured Note due 2024 and the Security Agreement, which are filed as Exhibits 4.1, 4.2, and 10.1, respectively, hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

4.1	Senior Secured Notes Indenture, dated as of December 17, 2020, by and among Microchip Technology Incorporated, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee and collateral agent.

4.2	Form of 0.972% Senior Secured Note due 2024 (included in Exhibit 4.1).

10.1	Pledge and Security Agreement, dated as of December 17, 2020, by and among Microchip Technology Incorporated, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROCHIP TECHNOLOGY INCORPORATED

Date: December 18, 2020	By:	/s/ J. Eric Bjornholt
	Name:	J. Eric Bjornholt
	Title:	Senior Vice President and Chief Financial Officer